Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009
Contact:	Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces 70 Consecutive Years of Net Profit

Global Recession Impacting Commercial Vehicle Markets

January 30, 2009, Bellevue, Washington – “PACCAR earned its fourth highest annual net income in its 103-year history in 2008 and has delivered a remarkable 70 consecutive years of net profit to its shareholders,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR’s financial results reflect the benefits of the company’s quality products and services, geographic diversification, excellent aftermarket revenues and financial services income.  I am very proud of our 18,000 employees who have delivered exceptional performance to our shareholders and customers, especially in today’s very difficult business conditions.”

“PACCAR’s excellent balance sheet and strong cash flow have enabled ongoing investments in capital projects such as diesel engines, new vehicles and factory productivity improvements.  These projects will assist the company in achieving its long-term growth objectives,” noted Pigott.  “However, the severe recession is affecting our business in North America and Europe.  Our fourth quarter 2008 financial results were negatively impacted by reduced gross margins, lower build rates and temporary plant shutdowns.  These challenges are increasing in 2009.  PACCAR is rigorously reducing operating expenses and capital expenditures to align the business with the slower markets.”

Net Income and Revenue

PACCAR net earnings were $113.1 million ($.31 per diluted share) for the fourth quarter of 2008 compared to the $261.1 million ($.71 per diluted share) earned in the fourth quarter of 2007.  Fourth quarter net sales and financial service revenues were $2.92 billion compared to $3.76 billion reported for the comparable period in 2007.  During the quarter, the company generated $345.4 million in operating cash flow.

For the full-year 2008, consolidated net sales and financial service revenues were $14.97 billion versus $15.22 billion in 2007.  Net income earned in 2008 of $1.02 billion ($2.78 per diluted share) was 17 percent lower than the $1.23 billion ($3.29 per diluted share) earned during 2007.  Cash dividends of $.82 per share were declared during 2008, including a special dividend of $.10 per share.  During the last decade, PACCAR’s regular dividends have had an annualized increase of 19.8 percent per year.  In 2008, PACCAR distributed $859.7 million to shareholders in dividends and share repurchases.

Global Truck Market Update

“Industry sales above 15 tonnes in Western and Central Europe were 330,000 units in 2008, the second best year ever,” said Aad Goudriaan, DAF president.  “DAF achieved an excellent market share in the above 15 tonne market of 14.2 percent and has a medium-term goal of 20 percent market share.  DAF is the European leader in premium-quality products and achieved record sales and production in 2008, delivering over 64,000 vehicles.  The very challenging 2009 market could range from 200,000-240,000 units,” noted Goudriaan.

“Class 8 industry retail sales in the U.S. and Canada were 153,000 in 2008 compared to 176,000 in 2007 and reflected the recessionary economy, particularly the slowdown in the housing and automotive sectors,” said Dan Sobic, PACCAR executive vice president.  “Industry retail sales in 2009 are expected to be in the range of 130,000-170,000 vehicles, reflecting continued economic weakness.  PACCAR’s 2008 retail share of the U.S. and Canadian Class 8 market was 26 percent.  Our customers are benefiting from lower fuel prices and improved availability of drivers, even though freight tonnage is comparable to 2000 levels.”

Bill Jackson, Peterbilt general manager, commented, “There is some good news longer term about the industry.  The average age of the North American industry fleet is the highest in the last 15 years.  Truck retail sales are below the five-year average of 235,000 units because of the current recession.  In a normal cycle, many truck operators would replace their vehicles in the next 12-24 months to maintain a competitive operating cost structure.  The truck industry is generating good parts and service business due to the aging fleet and the industry is poised to rebound when the general economy improves.”

Strong Dealer Performance Worldwide

An important element of PACCAR’s strength is the robust profitability of its global dealer network, with over 1,900 locations.  Kenworth, Peterbilt and DAF dealers invested over $250 million in 2008 as they added more than 100 new locations, installed state-of-the-art inventory management systems and enhanced their customer support programs.  Tom Plimpton, PACCAR vice chairman, commented, “The industry leadership of PACCAR’s dealers benefits our customers and the global transportation industry.  With a record 1.5 million PACCAR vehicles in operation, DAF, Kenworth and Peterbilt dealers have excellent parts and service businesses, high-quality product ranges, and comprehensive finance and leasing programs.”

DAF Dealership – Frankfurt, Germany

PACCAR Delivers Excellent Long-Term Shareholder Return

In the last ten years, PACCAR shareholder return has averaged 17.6 percent per year versus the S&P 500 Index average return of  a negative 1.4 percent.  PACCAR’s shareholder return exceeds the S&P 500 return for the previous three-, five-, ten- and twenty-year time periods.  PACCAR’s return on beginning shareholders’ equity (ROE) was 20.3 percent in 2008.

During 2008, PACCAR repurchased 5.05 million shares for $230.5 million.  In July 2008, PACCAR’s Board of Directors approved the repurchase of an additional $300 million of the company’s common stock.  No shares were repurchased in the fourth quarter.

Operating Highlights – 2008

•      PACCAR delivered 125,900 vehicles worldwide.

•      Kenworth Trucks swept J.D. Power Class 8 Customer Satisfaction Studysm* vehicle awards.

•      DAF Trucks won the U.K.’s Motor Transport award for “Fleet Truck of the Year.”

•      PACCAR Winch and PacLease had record sales and profits.

•      PACCAR has implemented 9,700 Six Sigma projects since 1997.

•      PACCAR was honored as Washington State Philanthropic Company of the Year.

Financial Highlights – Fourth Quarter 2008

•      Consolidated sales and revenues of $2.92 billion.

•      Net income of $113.1 million.

•      Cash provided by operations of $345.4 million.

•      Financial Services pretax income of $45.4 million.

•      Combined truck and other cash and marketable securities of $2.07 billion at December 31, 2008.

Financial Highlights – Full Year 2008

•      Consolidated sales and revenues of $14.97 billion.

•      Net income of $1.02 billion.

•      Cash provided by operations of $1.30 billion.

•      Financial Services pretax income of $216.9 million.

•      An after-tax return on beginning equity of 20.3 percent.

•      Record capital investments of $463 million.

•      Record research and development expenses of $342 million.

•      Share repurchases of $230.5 million.

•      After-tax return on revenues of 6.8 percent.

•      Shareholders’ equity of $4.85 billion.

Environmental Leadership

“PACCAR is the industry leader in the development of environmentally friendly technologies,” shared Bob Christensen, PACCAR senior vice president.  PACCAR will expand its presence in the growing market for liquefied natural gas (LNG) trucks by beginning production of Kenworth Class 8 LNG vehicles in early 2009 under an agreement with Westport Innovations Inc.  “The Kenworth vehicles, coupled with Westport’s HPDI fuel system, will offer low greenhouse gas emissions while delivering outstanding horsepower, torque and efficiency comparable to a diesel engine,” added Christensen.

Other “green” environmental initiatives in 2008 include:

•                  Peterbilt and Kenworth began production of their hybrid diesel-electric medium-duty vehicles that can achieve up to 30 percent fuel-efficiency improvement.

•                  DAF introduced a series of Enhanced Environmentally friendly Vehicles (EEV) with emission levels 50 percent lower than the stringent Euro 5 requirements.

•                  PACCAR manufacturing plants in the U.K., Netherlands and Denton, Texas, achieved “Zero Waste to Landfill” status.

Kenworth T370 Hybrid Utility Truck

Product, Facility and Technology Investments

“PACCAR increased its investments in product development, plant efficiency and global customer service during 2008 in order to meet long term market demand,” said Jim Cardillo, PACCAR president.  “PACCAR invested a record $805 million in capital projects and product research and development in 2008.  During 2009, PACCAR will focus capital investment on projects that will generate excellent customer benefits in the short and medium term.  Capital expenditures are being streamlined and are estimated to be $150-$200 million in 2009, while research and development expenses are expected to be $200-$250 million.”

Major 2008 investments include:

•                  Construction of PACCAR’s new engine production building in Columbus, Mississippi, was substantially completed in 2008.  PACCAR’s premium 12.9-liter and 9.2-liter diesel engines for North America are planned to be manufactured in the Netherlands prior to production startup in Columbus in late 2010.  Kenworth and Peterbilt trucks equipped with the PACCAR engines have recorded over 40 million miles in customer field testing with excellent results.

•                  Leyland Trucks expanded its manufacturing capacity by 20 percent and completed its first year of integrated truck bodybuilding in its production facility.

•                  PACCAR invested in state-of-the-art robotic cab paint facilities at its Kenworth plant in Chillicothe, Ohio, and its Peterbilt plant in Denton, Texas, to enhance product quality and increase productivity.

•                  A 260,000-square-foot parts distribution center (PDC) in Budapest, Hungary, was opened in June 2008 and the San Luis Potosi PDC in Mexico was expanded by 45,000 square feet.

Lower Commodity Prices Benefit Manufacturing Industries

“One of the positive benefits for all manufacturing industries worldwide is the reduction of commodity prices, such as steel, oil, natural rubber, aluminum and copper,” noted Tom Lundahl, PACCAR vice president purchasing.  “The average cost of these commodities has reduced by approximately one third compared to the levels during the commodity price bubble in 2008, but should further reduce to reach the normalized commodity cost trend of the last ten years.  We are working closely with our suppliers who are judiciously managing their businesses through these difficult markets.”

Financial Services Companies Achieve Good Results in Difficult Markets

PACCAR Financial Services (PFS) has a portfolio of 166,000 trucks and trailers, with total assets of $10.0 billion.  PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of over 32,000 vehicles, is included in this segment.

Fourth quarter pretax income was $45.4 million compared to the $76.2 million earned in the fourth quarter last year.  Fourth quarter revenues were $292.2 million compared to $327.3 million in the same quarter of 2007.  For the full year, revenues increased to $1.26 billion from $1.19 billion for 2007 and pretax income was $216.9 million compared to $284.1 million a year ago.  During 2008, profit was impacted by the increased provision for credit losses due to higher truck repossessions.  The provision for credit losses in the fourth quarter of 2008 was $26.9 million, down from the $34.2 million in the third quarter of 2008.

“PACCAR Financial Services profitably supports the sale of PACCAR trucks in 20 countries on three continents with a comprehensive portfolio of finance and lease products,” said Ron Armstrong, PACCAR senior vice president.  “PACCAR’s strong balance sheet, complemented by its AA- credit rating, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers.  Good margins, strong credit quality and excellent portfolio management are providing solid earnings.”  PACCAR Financial utilizes funding programs such as commercial paper, complemented by the public medium-term note market.  PACCAR Financial recently issued $178.5 million of two-year medium-term notes under its ongoing shelf registration.  Armstrong added, “Corporate liquidity availability is gradually recovering in the United States, but is still uneven in other countries’ capital markets.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.   PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR, and its homepage is www.paccar.com.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter earnings on January 30, 2009, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through February 6, 2009.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*      J.D. Power and Associates 2008 Heavy-Duty Truck Studysm.  For more information please go to www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007

Truck and Other:
Net sales and revenues	$2,624.5	$3,432.0	$13,709.6	$14,030.4
Cost of sales and revenues	2,341.9	2,938.9	11,736.9	11,917.3
Research and development	80.1	92.1	341.8	255.5
Selling, general and administrative	97.3	128.4	470.2	491.4
Interest and other (income) expense, net	(.1)	3.0	(1.8)	(18.6)

Truck and Other Income Before Income Taxes	105.3	269.6	1,162.5	1,384.8

Financial Services:
Revenues	292.2	327.3	1,262.9	1,191.3
Interest and other	195.7	207.2	831.9	755.3
Selling, general and administrative	24.2	29.0	111.2	110.9
Provision for losses on receivables	26.9	14.9	102.9	41.0

Financial Services Income Before Income Taxes	45.4	76.2	216.9	284.1

Investment income	15.1	25.6	84.6	95.4

Total Income Before Income Taxes	165.8	371.4	1,464.0	1,764.3

Income taxes	52.7	110.3	446.1	537.0

Net Income	$113.1	$261.1	$1,017.9	$1,227.3

Net Income Per Share:

Basic	$.31	$.71	$2.79	$3.31

Diluted	$.31	$.71	$2.78	$3.29

Weighted Average Shares Outstanding:

Basic	362.8	368.0	364.2	371.1

Diluted	364.0	370.2	365.9	373.3

Dividends declared per share	$.28	$1.18	$.82	$1.65

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	December 31	December 31
	2008	2007

ASSETS

Truck and Other:
Cash and marketable debt securities	$2,074.6	$2,515.0
Trade and other receivables, net	698.7	652.0
Inventories	658.1	628.3
Property, plant and equipment, net	1,782.8	1,642.6
Equipment on operating leases and other	1,005.2	1,162.0
Financial Services Assets	10,030.4	10,710.3

	$16,249.8	$17,310.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Truck and Other:
Accounts payable, deferred revenues and other	$2,899.7	$3,216.1
Dividend payable	36.3	367.1
Long-term debt	19.3	23.6
Financial Services Liabilities	8,447.8	8,690.3
STOCKHOLDERS’ EQUITY	4,846.7	5,013.1

	$16,249.8	$17,310.2

Common Shares Outstanding	362.7	367.1

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
United States	$1,077.7	$1,171.4	$4,765.6	$5,517.5
Europe	1,252.3	1,670.5	7,023.4	6,159.6
Other	586.7	917.4	3,183.5	3,544.6

	$2,916.7	$3,759.3	$14,972.5	$15,221.7

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Year Ended December 31	2008	2007

OPERATING ACTIVITIES:
Net income	$1,017.9	$1,227.3
Depreciation and amortization:
Property, plant and equipment	226.5	196.4
Equipment on operating leases and other	422.9	330.0
Gain on sale of property		(21.7)
Net change in wholesale receivables on new trucks	(246.3)	81.3
Net change in sales-type finance leases and dealer direct loans on new trucks	52.8	40.3
All other operating activities	(168.9)	201.8
Net Cash Provided by Operating Activities	1,304.9	2,055.4

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(462.8)	(425.7)
Acquisition of equipment for operating leases	(1,087.2)	(841.7)
Net change in financial services receivables	473.9	(279.3)
Net change in marketable securities	572.1	62.6
All other investing activities	252.1	187.3
Net Cash Used in Investing Activities	(251.9)	(1,296.8)

FINANCING ACTIVITIES:
Cash dividends paid	(629.2)	(736.7)
Purchase of treasury stock	(230.5)	(360.5)
Stock compensation transactions	11.5	30.8
Net change in financial services debt	(19.9)	227.9
Net Cash Used in Financing Activities	(868.1)	(838.5)
Effect of exchange rate changes on cash	(87.8)	85.5
Net Increase in Cash and Cash Equivalents	97.1	5.6
Cash and cash equivalents at beginning of period	1,858.1	1,852.5
Cash and cash equivalents at end of period	$1,955.2	$1,858.1